Exhibit 10.1

NIKHIL BHALLA
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 15th day of September, 2025, by RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”) and RLJ Lodging Trust, L.P., a Delaware limited partnership (the “Operating Partnership”), each with its principal place of business at 7373 Wisconsin Avenue, Suite 1500, Bethesda, MD 20814, and Nikhil Bhalla, residing at the address on file with the Company (the “Executive”).

WHEREAS, the Company is the sole general partner of the Operating Partnership;

WHEREAS, the Executive and the Company desire to enter into the Agreement to reflect the Executive’s executive capacities in the Company’s business and provide for the Company’s and Operating Partnership’s employment of the Executive

WHEREAS, this Agreement will be effective upon the date set forth above;

WHEREAS, the allocation of the rights and obligations between the Company and the Operating Partnership shall be determined by separate agreement of those parties; and

WHEREAS, for purposes of this Agreement, the term “Company” shall be understood to include the Operating Partnership, unless the context otherwise requires.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Term of Employment

(a)           The Company hereby continues its employment of the Executive, and the Executive hereby accepts such ongoing employment with the Company, upon the terms and conditions set forth in this Agreement for the period next described (the “Employment Period”). Unless terminated earlier pursuant to Section 5, the Executive’s employment pursuant to this Agreement shall be for a term commencing on the date of this Agreement (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (the “Initial Term”). If not previously terminated in accordance with this Agreement, the Employment Period shall be extended for an additional twelve (12) month period immediately following the Initial Term (such extension, the “Renewal Term”), unless the Company or the Executive provides written notice to the contrary at least sixty (60) days before the last day of the Initial Term.

(b)           If the parties have failed to extend this Agreement or enter into a new agreement on or before the end of the Initial Term or the Renewal Term, as applicable, the Executive’s employment shall terminate at the end of the applicable term and, notwithstanding anything to the contrary in Section 6(c), the Company’s only obligation to Executive upon such termination will be to accelerate, as of the last day of the applicable term, the vesting of the unvested portion of any then-outstanding equity awards subject to time-based vesting (excluding any award that references and proclaims to supersede this Agreement and as to which the provisions of such award shall control, each a “Special Award”) and to pay the amounts set forth in Section 6(a); provided, however, that the Company shall not provide the acceleration described in this sentence if: (i) the Agreement was not extended because the Executive provided the written notice to the contrary as described in Section 1(a); or (ii) the parties did not enter into a new agreement because either the Executive declined to enter into the then-standard form executive employment agreement offered to the Executive by the Company or the Executive notified the Company that the Executive did not wish to continue employment with the Company after the applicable term. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, if the Executive is employed on the last day of the Initial Term or the Renewal Term, as applicable, the Board shall determine the amount of any annual bonus to award the Executive for the fiscal year in which the end of such term occurs, based on the criteria set forth in Section 4(b) and pro-rated for the portion of the fiscal year the Executive remains employed. The Company shall pay any such bonus on the date on which the Company’s other employees receive bonuses, regardless of whether the Executive is employed by the Company on that date.

2.	Title; Duties

The Executive currently serves as Treasurer and will serve as Chief Financial Officer and Senior Vice President as of the Commencement Date. The Executive shall report to the President and Chief Executive Officer, who shall have the authority to direct, control and supervise the activities of the Executive. The Executive shall perform such services consistent with his position as may be assigned to him from time to time by the President and Chief Executive Officer and/or the Board of Trustees and as are consistent with the bylaws of the Company and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership as it may be further amended from time to time, including, but not limited to, managing the affairs of the Company and the Operating Partnership.

3.	Extent of Services

The Executive agrees not to engage in any business activities during the Employment Period except those which are for the sole benefit of the Company and its subsidiaries, and to devote his entire business time, attention, skill, and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may, without impairing or otherwise adversely affecting the Executive’s performance of his duties to the Company, (i) engage in personal investments and charitable, professional and civic activities, and (ii) with the prior approval of the Board of Trustees, serve on the boards of directors of corporations other than the Company, provided, however, that no such approval shall be necessary for the Executive’s continued service on any board of directors or board of trustees on which he was serving on the date of this Agreement, all of which have been previously disclosed to the Board of Trustees in writing. The Executive shall perform his duties to the best of his ability, shall adhere to the Company’s published policies and procedures, and shall use his best efforts to promote the Company’s interests, reputation, business and welfare.

4.	Compensation and Benefits

During the Employment Period:

(a)	Salary. The Company will continue to pay the Executive a gross base annual salary rate (“Base Salary”) of Four Hundred Twenty Five Thousand Dollars ($425,000). The Base Salary shall be payable in arrears in approximately equal semi-monthly installments (except that the first and last such semi-monthly installments may be prorated if necessary) on the Company’s regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by the Executive. The Company’s Compensation Committee (the “Compensation Committee”) shall review his Base Salary annually in conjunction with its regular review of employee salaries and may increase (but not decrease) the Executive’s Base Salary as in effect from time to time as the Compensation Committee shall deem appropriate.

(b)	Annual Bonus. The Executive shall be entitled to earn bonuses with respect to each fiscal year (or partial fiscal year), based upon the Executive’s and the Company’s achievement of performance objectives set by the Company for each fiscal year of the Employment Period, with a target bonus of 75% of the Executive’s Base Salary for such fiscal year (or partial fiscal year). Any such bonus earned by the Executive shall be paid annually by March 15 of the year following the end of the year for which the bonus was earned.

(c)	Option, Restricted Share, Restricted Share Unit and LTIP Unit Grants. The Executive will be eligible for grants of options to purchase the Company’s common shares of beneficial interest (“common shares”), grants of Company restricted common shares, restricted common share units and long-term incentive units in the Operating Partnership subject to certain time vesting requirements and other conditions set forth in the applicable award agreement.

(d)	Other Benefits. The Executive shall be entitled to paid time off and holiday pay in accordance with the Company’s policies in effect from time to time and shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits as the Company extends, as a matter of policy, to its executive employees.

(e)	Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

(f)	Timing of Reimbursements. Any reimbursement under this Agreement that is taxable to the Executive shall be made in no event later than sixty (60) days following the calendar year in which the Executive incurred the expense.

5.	Termination

(a)	Termination by the Company for Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause, upon written notice by the Company to the Executive. For purposes of this Agreement, “Cause” for termination shall mean any of the following: (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a felony; (iii) conviction of any other criminal offense involving an act of dishonesty intended to result in substantial personal enrichment of the Executive at the expense of the Company or its subsidiaries; or (iv) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Executive and the Company, which, if such breach is curable, such breach is not cured within fifteen (15) calendar days following the Executive’s receipt of written notice of such breach, with such detail as sufficient to apprise the Executive of the nature and extent of such breach.

(b)	Termination by the Company Without Cause or by the Executive Without Good Reason. The Company may terminate this Agreement at any time without Cause or the Executive may resign without Good Reason (as defined below), upon giving the other party thirty (30) days’ written notice. At the Company’s sole discretion, it may substitute thirty (30) days’ Base Salary (or any lesser portion for any shortened period provided) in lieu of notice. Any Base Salary paid to the Executive in lieu of notice shall not be offset against any entitlement the Executive may have to the Severance Payment pursuant to Section 6(c). For purposes of this Agreement, the non-renewal of the Employment Period at the end of the Initial Term or the Renewal Term does not constitute termination without Cause or resignation for Good Reason.

(c)	Termination by the Executive for Good Reason. The Executive may terminate his employment under this Agreement at any time for Good Reason, upon written notice by the Executive to the Company. For purposes of this Agreement, “Good Reason” for termination shall mean, without the Executive’s consent: (i) the assignment to the Executive of substantial duties or responsibilities inconsistent with the Executive’s position at the Company, or any other action by the Company which results in a substantial diminution of the Executive’s duties or responsibilities other than any such reduction which is remedied by the Company within thirty (30) days of receipt of written notice thereof from the Executive; (ii) a requirement that the Executive work principally from a location that is thirty (30) miles further from the Executive’s residence than the Company’s address first written above; (iii) a material reduction in the Executive’s aggregate Base Salary and other compensation (including the target bonus amount and retirement plans, welfare plans and fringe benefits) taken as a whole, excluding any reductions caused by the failure to achieve performance targets and excluding any reductions on account of the provisions of this Agreement; or (iv) any material breach by the Company of this Agreement. Good Reason shall not exist pursuant to any subsection of this Section 5(c) unless (A) the Executive shall have delivered notice to the Board of Trustees within ninety (90) days of the initial occurrence of such event constituting Good Reason, and (B) the Board fails to remedy the circumstances giving rise to the Executive’s notice within thirty (30) days of receipt of notice. The Executive must terminate his employment under this Section 5(c) at a time agreed reasonably with the Company, but in any event within one hundred fifty (150) days from the initial occurrence of an event constituting Good Reason. For purposes of Good Reason, the Company shall be defined to include any successor to the Company which has assumed the obligations of the Company through merger, acquisition, stock purchase, asset purchase or otherwise. For purposes of this Agreement, the non-renewal of the Employment Period at the end of the Initial Term or the Renewal Term does not constitute termination without Cause or resignation for Good Reason.

(d)	Executive’s Death or Disability. The Executive’s employment shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, “Disability” shall mean such physical or mental impairment as would render the Executive unable to perform each of the essential duties of the Executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months. If the Employment Period is terminated by reason of the Executive’s Disability, either party shall give thirty (30) days’ advance written notice to that effect to the other.

(e)	Executive’s Retirement. The Executive’s employment shall terminate upon his Retirement. As used in this Agreement, “Retirement” shall mean the point in which the Executive has reached the age of sixty-five (65) and has decided to exit the workforce completely. If the Employment Period is terminated by reason of the Executive’s Retirement, the Executive shall give one hundred eighty (180) days’ advance notice to the effect to the Company.

6.	Effect of Termination

(a)	General. Regardless of the reason for any termination of employment and subject to this Section 6, the Executive (or the Executive’s estate if the Employment Period ends on account of the Executive’s death) shall be entitled to (i) payment of any unpaid portion of his Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with Company policy; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of this Agreement by the terms of any bonus or other incentive pay or equity plan, or any other employee benefit plan or program of the Company. Upon termination of employment for any reason, the Executive shall resign from all boards and committees of the Company, its affiliates and its subsidiaries.

(b)	Termination by the Company for Cause or by the Executive Without Good Reason. If the Company terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive shall have no rights or claims against the Company except to receive the payments and benefits described in Section 6(a).

(c)	Termination by the Company Without Cause or by the Executive with Good Reason. Except as provided in Section 1(b), if during the Employment Period the Company terminates the Executive’s employment without Cause pursuant to Section 5(b), or the Executive terminates employment with Good Reason pursuant to Section 5(c), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)	a pro rata bonus for the year of termination but, in connection with a termination other than a termination at or after a “Change of Control” (as defined in the RLJ Lodging Trust 2021 Equity Incentive Plan), only to the extent performance goals for the calendar year of termination are achieved, payable at the same time bonuses are paid for such year but in no event later than March 15 of the fiscal year following his termination;

(ii)	continued payment of his Base Salary, at the rate in effect on his last day of employment (but in no event in an annual amount less than as set forth in Section 4(a)), for a period of twelve (12) months. Such amount shall be paid in approximately equal installments on the Company’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company;

(iii)	continued payment by the Company for the Executive’s life and health insurance coverage for twelve (12) months to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the twelve (12) month period (or the remaining portion thereof);

(iv)	payment equal to one (1) times the Executive’s target annual bonus for the year of termination. The payment provided for in this paragraph (iv) shall be made in a lump sum on the first anniversary of the date of the Executive’s termination of employment; and

(v)	vesting as of the last day of his employment in any unvested portion of any equity awards previously granted to the Executive by the Company (excluding a Special Award); provided, however, that the Company may, in connection with a termination other than a termination at or after a “Change of Control” (as defined in the RLJ Lodging Trust 2021 Equity Incentive Plan) with respect to awards the vesting of which is conditioned on the achievement of performance goals, condition accelerated vesting on the ultimate achievement of the performance goals, in which case such awards shall remain outstanding until certification of achievement of the performance goals, and such awards shall vest or be forfeited as of such certification date based on the level of achievement of the performance goals.

None of the benefits described in this Section 6(c) (the “Severance Payment”) will be payable unless the Executive has signed a general release (attached hereto as Exhibit A) within forty-five (45) days of date of termination, which has (and not until it has) become irrevocable, satisfactory to the Company in the reasonable exercise of its discretion, releasing the Company, its affiliates, and its trustees, directors, officers and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment. Any payment conditioned on execution of the general release that was not made because the general release was not signed and had not become irrevocable shall be made within ten (10) days after the general release becomes irrevocable, provided that as to payments and benefits which are subject to Section 409A if the end of the forty-five (45) day plus seven (7) day revocation period occurs in a year subsequent to the year in which the termination of employment occurs, the payments will be made in the subsequent year. Any payments delayed pursuant to this Section 6(c) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)	Termination In the Event of Death, Disability or Retirement.

In the event of a termination of employment due to death, Disability or Retirement, the Executive shall be entitled to receive the items referenced in Section 6(a), as well as any performance bonus for that fiscal year and accelerating vesting of equity awards, each as specifically set forth below.

(i)	If the Executive’s employment terminates because of his death, the unvested portion of any equity awards previously granted to the Executive by the Company (excluding a Special Award) shall become fully vested as of the date of his death, and the Executive’s estate shall be entitled to receive a pro-rata share of any performance bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs (regardless of whether performance goals for that fiscal year are achieved) payable at the same time bonuses are paid for such year but in no event later than March 15 of the fiscal year following his death.

(ii)	In the event the Executive’s employment terminates due to his Disability, as of the effective date of the termination notice specified in Section 5(d), the Executive shall vest in any unvested portion of any equity awards previously granted to the Executive by the Company (excluding a Special Award), and the Executive shall be entitled to receive a pro-rata share of any performance bonus to which he otherwise would have been entitled for the fiscal year in which his Disability occurs (regardless of whether performance goals for that fiscal year are achieved) payable at the same time bonuses are paid for such year but in no event later than March 15 of the fiscal year following his Disability.

(iii)	In the event the Executive’s employment terminates due to his Retirement, the unvested portion of any equity awards previously granted to the Executive by the Company (excluding a Special Award) shall be fully vested as of the date of his termination; provided, however, that the Company may, with respect to awards the vesting of which is conditioned on the achievement of performance goals, condition accelerated vesting on the ultimate achievement of the performance goals, in which case such awards shall remain outstanding until certification of achievement of the performance goals, and such awards shall vest or be forfeited as of such certification date based on the level of achievement of the performance goals. The Executive also shall be entitled to payment of a pro rata portion of any performance bonus for the fiscal year of the Executive’s Retirement only to the extent performance goals for that fiscal year are achieved. The pro rata performance bonus, if any, shall be paid to the Executive at the same time bonuses are paid for such year but in no event later than March 15 of the fiscal year following his Retirement.

7.	Confidentiality

(a)	Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to the Company’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, or financial activities of the Company, or of a third party which provided proprietary information to the Company on a confidential basis. All such information, including in any electronic form, and including any materials or documents containing such information, shall be considered by the Company and the Executive as proprietary and confidential (the “Proprietary Information”).

(b)	Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

(c)	Obligations. The Executive shall maintain the confidentiality of the Proprietary Information and shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company (or its affiliates) without a legitimate business need to know during the Employment Period; (ii) remove the Proprietary Information from the Company’s premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party. Nothing herein shall prevent the Executive from (A) complying with a valid subpoena or other legal requirement for disclosure of the Proprietary Information, provided that the Executive shall use good faith efforts to notify the Company promptly and in advance of disclosure if he believes that he is under a legal requirement to disclose the Proprietary Information otherwise protected from disclosure under this subsection and if the Executive remains legally compelled to make such disclosure, the Executive may only disclose that portion of the information that the Executive is required to disclose and shall use best efforts to ensure that such information is afforded confidential treatment; (B) disclosing the terms and conditions of this Agreement to the Executive’s spouse or tax, accounting, financial or legal advisors, so long as they agree verbally or in writing to be bound by the obligations of this subsection; or (C) reporting a possible violation of law to a governmental entity or law enforcement, including making a disclosure that is protected under the whistle blower protections of applicable law.

(d)	Defend Trade Secrets Act. The Executive hereby acknowledges and understands that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive further acknowledges and understands that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(e)	Return of Proprietary Information. The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for the Company is the property of the Company. The Executive agrees to deliver to the Company all documents and other tangibles containing the Proprietary Information immediately upon termination of his employment.

8.	Noncompetition

(a)	Restriction on Competition. For the period of the Executive’s employment with the Company and for twelve (12) months following the expiration or termination of the Executive’s employment by the Company (the “Restricted Period”), the Executive agrees not to engage, directly or indirectly, as a manager, employee, consultant, partner, principal, agent, representative, or in any other individual or representative capacity in any material business that the Company conducts as of the date of the Executive’s termination of employment, including but not limited to investments primarily in premium-branded, focused-service and compact full-service hotels, where material is defined as fifteen percent (15%) of the gross revenues of the Company based on the most recent quarterly earnings. Executive further agrees that for the period of the Executive’s employment with the Company and for the Restricted Period, the Executive will not engage, directly or indirectly, as an owner, director, trustee, member, stockholder, or in any other corporate capacity in any material business that the Company conducts as of the date of the Executive’s termination of employment. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely (i) by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity, (ii) by providing legal, accounting or audit services as an employee or partner of a professional services organization or (iii) by providing services to any investment banking or other institution that do not relate to any material business that the Company conducts as of the date of the Executive’s termination of employment.

(b)	Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of the Company to whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the date of the Executive’s termination of employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company.

(c)	Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of the Company, to hire any person who is then or was at any time during the preceding six (6) months an employee of the Company and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from the Company a vice president, senior vice president or executive vice president or other senior executive employee of the Company.

(d)	Acknowledgement. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e)	Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

(i)	The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)	The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(f)	Without limiting Section 14(k), if any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.	Executive Representation

The Executive represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

10.	Mediation and Arbitration

(a)	Except as provided in Section 10(b) and 10(c), any disputes between the Company and the Executive in any way concerning the Executive’s employment, the termination of his employment, this Agreement or its enforcement shall be subject to mediation. If the Company and the Executive cannot agree upon a mediator, each shall select one name from a list of mediators maintained by any bona fide dispute resolution provider or other private mediator; the two selected shall then choose a third person who will serve as the sole mediator. The first mediation session shall occur within forty-five (45) calendar days following the notice of a dispute. If within sixty (60) days of the first mediation session the claim is not resolved, either party may request that the dispute be settled exclusively by arbitration in the State of Maryland by a single arbitrator, selected in the same manner as the mediator, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrator, any or all of the following courts have jurisdiction: (i) the United States District Court for the District of Maryland, (ii) any of the courts of the State of Maryland, or (iii) any other court having jurisdiction. Any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive waive to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. A judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding.

(b)	Notwithstanding the foregoing, the Company, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

(c)	Notwithstanding the foregoing, the Company or the Executive may bring an action in any court of competent jurisdiction to resolve any dispute under or seek the enforcement of Section 6.

11.	Section 409A.

To the extent the Executive would be subject to the additional twenty percent (20%) tax imposed on certain deferred compensation arrangements pursuant to Section 409A, as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 11.

(a)	For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and health insurance payment shall be treated as a right to receive a series of separate and distinct payments.

(b)	The Executive will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(c)	Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six (6) month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)	(i) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (ii) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(e)	Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.	Parachute Payment Limitations

Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Company or its affiliates, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 12 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any of its affiliates for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Executive under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company or any of its affiliates under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment; provided, however, that, to the extent any payment or benefit constitutes deferred compensation under Section 409A, in order to comply with Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments; (B) reduction of COBRA benefits; (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later granted equity awards shall be canceled before earlier granted equity awards.

13.	Clawback Policies

The Executive is subject to any recoupment or clawback policies that the Company may implement or maintain at any time regarding incentive-based compensation, which is granted or awarded to the Executive on or after the date of this Agreement. Such policies may include the right to recover incentive-based compensation (including stock options awarded as compensation) awarded or received during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws. The Executive agrees to amend any awards and agreements entered into on or after the date of this Agreement as the Company may request to reasonably implement such policies.

14.	Miscellaneous

(a)	Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement and any indemnification obligations, shall be allocated between the Company and the Operating Partnership by the Compensation Committee based on any reasonable method.

(b)	Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(c)	If to the Company, to:

RLJ Lodging Trust

7373 Wisconsin Avenue

Suite 1500

Bethesda, MD 20814

Attention: General Counsel

(i)	If to the Executive, to:

Executive

Address on file with the Company

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(d)	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(e)	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation the Prior Agreement.

(f)	Amendment. This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive.

(g)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles.

(h)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business or any entity to which the Company may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

(i)	Waiver. No delays or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent by the Company shall not be effective unless consented to by the Operating Partnership and vice versa. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(j)	Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k)	Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(l)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RLJ LODGING TRUST

By:	/s/ Leslie D. Hale
Name:	Leslie D. Hale
Title:	President & Chief Executive Officer

RLJ LODGING TRUST, L.P.

By:	RLJ Lodging Trust, its general partner

By:	/s/ Leslie D. Hale
Name:	Leslie D. Hale
Title:	President & Chief Executive Officer

EXECUTIVE

/s/ Nikhil Bhalla
Nikhil Bhalla

Exhibit A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [               ] (the “Effective Date”), by Nikhil Bhalla (“Executive”) in consideration of severance pay (the “Severance Payment”) provided to Executive by RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”) and RLJ Lodging Trust, L.P. (together with the Company, the “Company Group”), pursuant to the Employment Agreement by and among the Company Group and Executive (the “Employment Agreement”).

1.             Waiver and Release. Subject to the last sentence of the first paragraph of this Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company Group and each of their affiliates, parents, successors, predecessors, and the subsidiaries, directors, trustees, owners, members, shareholders, officers, agents, and employees of the Company Group and their affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended, and all other employment discrimination laws whatsoever as may be created or amended from time to time); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company Group (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive or indemnification under the Articles of Incorporation, Amended and Restated Agreement of Limited Partnership, Bylaws or other governing instruments of the Company Group.

Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law. Nothing in this Release shall be construed to prohibit Executive from commencing or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, Executive waives any right to monetary recovery or individual relief in connection with any such proceeding or should one be pursued on his behalf arising out of or related to his employment with and/or separation from employment with the Company Group. For the avoidance of doubt, nothing herein prevents Executive from pursuing a whistleblower claim under applicable law.

Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2.            Acknowledgments. Executive is signing this Release knowingly and voluntarily. He acknowledges that:

(a)           He is hereby advised in writing to consult an attorney before signing this Release;

(b)           He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of his own free will;

(c)           He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;

(d)           He has been given at least twenty-one (21) calendar days to consider this Release, or he expressly waives his right to have at least twenty-one (21) days to consider this Release;

(e)           He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payment;

(f)            He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

(g)           No statements made or conduct by the Employer has in any way coerced or unduly influenced him to execute this Release.

3.             No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.             Entire Agreement. There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5.             Execution. It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.             Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.             Governing Law. This Release shall be governed by the laws of the State of Maryland, excluding the choice of law rules thereof.

8.             Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Release as of the day and year first herein above written.

EXECUTIVE:

Nikhil Bhalla